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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2
SEEBEYOND TECHNOLOGY CORPORATION
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.
	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2002

To the Stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SeeBeyond Technology Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 16, 2002 at 10:00 a.m., local time, at The Doubletree Hotel, 191 North Los Robles Avenue, Pasadena, California 91101, for the following purposes:

1.
To elect two (2) Class II directors to serve for the ensuing three (3) years and until their successors are duly elected and qualified.

2.
To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2002 fiscal year.

        We may also transact such other business as may properly come before the meeting or any adjournment thereof. The foregoing matters are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 20, 2002 are entitled to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope for that purpose. Your stock will be voted in accordance with the instructions you have given on the proxy. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

FOR THE BOARD OF DIRECTORS
JEFFREY D. SAPER Secretary

Monrovia, California
April 9, 2002

        IMPORTANT: YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

SEEBEYOND TECHNOLOGY CORPORATION
404 E. HUNTINGTON DRIVE
MONROVIA, CALIFORNIA 91016
(626) 471-6000

PROXY STATEMENT FOR 2002
ANNUAL MEETING OF STOCKHOLDERS

        The enclosed Proxy is solicited on behalf of the Board of Directors of SeeBeyond Technology Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 16, 2002 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Doubletree Hotel, 191 North Los Robles Avenue, Pasadena, California 91101.

        These proxy solicitation materials were mailed on or about April 9, 2002 to all stockholders of record on March 20, 2002 (the "Record Date").

INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Voting and Solicitation

        Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

        Each stockholder is entitled to one vote for each share of common stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" OR "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal, except with respect to Proposal Two which requires approval by the affirmative vote of a majority of the outstanding shares of the Company on the Record Date. With respect to Proposal Two, a broker non-vote will have the same effect as a vote against the proposal.

        The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone.

Record Date

        Stockholders of record at the close of business on March 20, 2002 are entitled to notice of the meeting and to vote at the meeting.

Deadline for Receipt of Stockholder Proposals

        Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2003, stockholder proposals must be received by the Secretary of the Company no later than February 14, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

        The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the advance notice provision discussed above for stockholder proposals, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

        Two (2) Class II directors are to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two (2) nominees named below, each of whom is presently a director of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of Stockholders held in 2005 or until the director's successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

        The two (2) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW:

Name of Nominee	Age	Principal Occupation
Salah M. Hassanein	80	President, SMH Entertainment, Inc. Consultant and Director, Liberty Livewire Corporation Chairman of the Board, PointSource Technologies LLC
George Abigail	44	Chief Financial Officer, A.T. Kearney, a subsidiary of EDS

        Salah M. Hassanein has served as a member of the Board of SeeBeyond since July 1996. Since 1986, Mr. Hassanein has been President of SMH Entertainment, Inc., a business consultancy. Since June 2000, Mr. Hassanein has served as a consultant to the Liberty Livewire Corporation (formerly known as the Todd-AO Corporation), motion picture and television post-production company. From July 1996 to June 2000, Mr. Hassanein was President and Chief Executive Officer of the Todd-AO Corporation. Since July 2000, Mr. Hassanein has served as Chairman of the Board of PointSource Technologies LLC. From July 1994 to July 1996, Mr. Hassanein served as President and Chief Operating Officer of the Todd-AO Corporation. Mr. Hassanein also serves as a director of the Liberty Livewire Corporation.

        George Abigail has served as a member of the Board of SeeBeyond since October 2000. Since April 2001, Mr. Abigail has been Chief Financial Officer of A.T. Kearney, a subsidiary of Electronic Data Systems Corporation. From June 2000 to April 2001, Mr. Abigail served as Vice President Business Development and Ventures of EDS, as well as Chairman of the Investment Opportunity Team of EDS. From December 1999 to June 2000, Mr. Abigail was Chief Financial Officer of EDS CoNext, a subsidiary of EDS. From June 1998 to December 1999, Mr. Abigail was Assistant Treasurer of EDS, and from December 1993 to June 1998 he was Director, Corporate Financial Planning and Analysis at EDS. Mr. Abigail also serves as a director of UniGraphics Solution, a publicly traded company that is majority-owned by EDS. Mr. Abigail holds a B.S. degree in economics from the Wharton School at the University of Pennsylvania.

Directors Not Standing for Election in 2002

        The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Expires	Principal Occupation
James T. Demetriades	39	Class III, 2003	Founder, President and Chief Executive Officer of SeeBeyond Technology Corporation
Raymond J. Lane	55	Class III, 2003	General Partner, Kleiner Perkins Caufield & Byers
George J. Still	44	Class I, 2004	Managing General Partner, Norwest Venture Partners
Steven A. Ledger	42	Class I, 2004	Managing Member, eCompanies Venture Management, LLC

        James T. Demetriades has served as our President and Chief Executive Officer since he founded SeeBeyond in 1989. Mr. Demetriades also served as our Chairman of the Board from our inception to September 2001. Prior to founding SeeBeyond, Mr. Demetriades was employed by Information Concepts, Inc. where he managed development of software for use in the insurance industry. Mr. Demetriades then worked for a division of American Medical International designing and building custom interfaces between software systems. Mr. Demetriades is a founding member of the ANSI standards group HL7 and a California Institute of Technology Fellow. Mr. Demetriades holds a B.S. degree in computer science and economics from Loyola Marymount University, Los Angeles.

        Raymond J. Lane has served as our Chairman of the Board since September 2001 and as a member of the Board of SeeBeyond since May 1998. Mr. Lane has been a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since July 2000. Prior to joining Kleiner Perkins, Mr. Lane served as President and Chief Operating Officer of Oracle Corporation from July 1996 to July 2000. From October 1993 to June 1996, Mr. Lane served as Executive Vice President and President of Worldwide Operations at Oracle. From June 1992 to September 1993, Mr. Lane served as a Senior Vice President at Oracle and as President of Oracle USA. Prior to joining Oracle, Mr. Lane was a Senior Vice President and Managing Partner of the Worldwide Information Technology Group at Booz-Allen & Hamilton from July 1986 to May 1992. He served on the Booz-Allen & Hamilton Executive Committee and its Board of Directors from April 1987 to May 1992. Mr. Lane is also a member of the Board of Trustees of Carnegie-Mellon University and serves on the Board of Directors of Special Olympics International. Mr. Lane is a director of Marimba Inc. and FreeMarkets, Inc.

        George J. Still has served as a member of the Board of SeeBeyond since May 1998. Mr. Still has been employed with Norwest Venture Partners, a venture capital firm, since October 1989 and is Managing Partner of several Norwest Venture Capital Partnerships. Mr. Still also serves as a director of Corio, Inc., an applications service provider and PeopleSoft, Inc., an enterprise software and services company. Mr. Still holds a B.S. degree from Pennsylvania State University and an M.B.A. from the Amos Tuck School at Dartmouth College.

        Steven A. Ledger has served as a member of the Board of SeeBeyond since June 1996. Mr. Ledger has been a Managing Member of eCompanies Venture Management, LLC, a venture capital firm, since July 1999. From January 1994 to June 2001, he served as Managing Member of Storie Advisors, LLC, an investment management firm that invests in emerging growth companies, and from November 1993 to June 2001 he served as Managing Partner of San Francisco Sentry Investment Group, an investment firm. Mr. Ledger holds a B.A. degree in economics from the University of Connecticut.

        James T. Demetriades is the brother of Alex Demetriades, our Senior Vice President, Products. There are no other family relationships between any of our executive officers and directors.

Compensation of Directors

        Our directors do not receive cash for services they provide as directors, but are reimbursed for all reasonable expenses incurred by them in attending Board or Committee meetings.

Board Meetings and Committees

        The Board of Directors of the Company held four meetings during fiscal 2001. Mr. Lane was elected as Chairman of the Board in September 2001. During 2001, each Board member, except for Mr. Abigail, attended 75% or more of the meetings held by the Board (at a time when he was a director of the Company) and each committee member, except for Mr. Abigail, attended 75% or more of the meetings held by the committees on which he served.

        The Audit Committee was formed in July 1998 and consists of three non-employee directors: Messrs. Still, Ledger and Abigail. Prior to his resignation from the Board of Directors in September 2001, Jack Wilson served on the Audit Committee. Prior to his resignation from the Board of Directors in January 2001, Jerry Murdock served on the Audit Committee. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any dispute between the Company's management and its auditors, and reviews the services provided to the Company by its auditors. The Audit Committee held three meetings in 2001.

        The Compensation Committee was formed in July 1998 and consists of four non-employee directors: Messrs. Lane, Ledger, Hassanein and Still. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies, administers the Company's stock option plans and employee stock purchase plan and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee held five meetings in 2001.

        The Board of Directors currently has no nominating committee or committee performing a similar function.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 2002 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. Ernst & Young LLP has audited the Company's financial statements for the last ten years. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during Fiscal 2001

  Audit Fees:

        Audit fees billed to the Company by Ernst & Young LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $301,000.

  Financial Information Systems Design and Implementation Fees:

        The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

  All Other Fees:

        All other fees billed to the Company by Ernst & Young LLP during the Company's 2001 fiscal year totaled $153,000, including $117,000 for audit-related services, and $36,000 for all other services rendered to the Company, which included tax related services. Audit-related services primarily consisted of services rendered in connection with the Company's SEC registration statements, accounting consultations and statutory audits for the Company's foreign subsidiaries.

Vote Required; Recommendation of Board of Directors

        The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

        THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL TWO.

STOCK OWNERSHIP

Ownership of Major Stockholders

        At the Record Date, 83,216,512 shares of the Company's common stock were issued and outstanding and no shares of the Company's Preferred Stock were issued and outstanding. Based upon information supplied by principal stockholders and schedules 13D and 13G filed with the Securities and Exchange Commission, as of March 20, 2002, the following individuals and entities were known by the Company to be the beneficial owner of more than 5% of the Company's common stock:

	Beneficial Ownership
Name of 5% Beneficial Owner	Number of Shares	Percent of Total
James T. Demetriades(1) 404 E. Huntington Drive Monrovia, CA 91016	24,344,219	28.9%
Norwest Limited L.P., LLLP.(2) 6th and Marquette Minneapolis, MN 55479	6,014,576	7.4%
Raymond J. Lane(3) c/o Kleiner Perkins Caufield & Byers 2751 Sand Hill Road Menlo Park, CA 94025	3,811,314	4.6%

(1)
Includes 950,001 shares issuable upon exercise of options which are exercisable within 60 days of March 20, 2002. Also represents 23,394,218 shares held by the James T. Demetriades Family Trust UTD dated March 15, 1996, of which Mr. James T. Demetriades is trustee.

(2)
Excludes 36,750 shares held in a fiduciary and/or representative capacity by a bank subsidiary of Wells Fargo & Company. Wells Fargo & Company and its bank subsidiary may be deemed to be affiliates of Norwest Limited LP, LLLP. Norwest Limited LP, LLLP disclaims beneficial ownership of the 36,750 shares held by Wells Fargo & Company's bank subsidiary, and such bank subsidiary disclaims beneficial ownership of the shares shown in the table above as held by Norwest Limited LP, LLLP.

(3)
Includes 247,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002. Also includes 282,351 shares held by Raymond J. Lane Trust UAD 11/02/95, of which Mr. Lane is trustee, and 3,281,463 shares held by Mr. Lane.

Ownership of Directors and Officers

        The following table sets forth the beneficial ownership of the Company's common stock as of March 20, 2002 (i) by each director of the Company, (ii) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during fiscal 2001 (such officers are collectively referred to as the "Named Executive Officers"), and (iii) by all directors and Named Executive Officers of the Company as of March 20, 2002, as a group:

	Beneficial Ownership
Name
	Number	Percent
James T. Demetriades(1)	24,344,219	28.9%
George Abigail	—	—
Salah M. Hassanein(2)	812,799	1.0%
Raymond J. Lane(3)	3,811,314	4.6%
Steven A. Ledger(4)	596,210	*
George J. Still(5)	125,270	*
Barry J. Plaga(6)	239,750	*
Paul J. Hoffman(7)	623,246	*
Kathleen M. Mitchell(8)	622,876	*
Alex Demetriades(9)	782,262	*
All directors and executive officers as a group (10 persons)(10)	31,957,946	37.3%

*
Less than 1% of the outstanding shares.

(1)
Includes 950,001 shares issuable upon exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Demetriades. Also represents 23,394,218 shares held by the James T. Demetriades Family Trust UTD dated March 15, 1996, of which Mr. James T. Demetriades is trustee.

(2)
Includes 5,625 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Hassanein and 807,174 shares held by Mr. Hassanein.

(3)
Includes 247,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Lane. Also includes 282,351 shares held by Raymond J. Lane Trust UAD 11/02/95, of which Mr. Lane is trustee, and 3,281,463 shares held by Mr. Lane.

(4)
Includes 151,875 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Ledger.

(5)
Includes 112,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Still, 4,928 shares held by Mr. Still through a family partnership, and 7,842 shares held by Mr. Still. Mr. Still, one of our directors, is employed with Norwest Venture Partners, which is a separate entity from, and does not beneficially own shares held by, Norwest Limited LP, LLLP

(6)
Includes 212,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Plaga, and 27,250 shares held by Mr. Plaga.

(7)
Includes 440,747 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Mr. Hoffman, and 182,499 shares held by Mr. Hoffman.

(8)
Includes 597,050 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002 held by Ms. Mitchell, and 25,826 shares held by Ms. Mitchell.

(9)
Includes 211,971 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002.

(10)
Includes 2,367,269 shares issuable upon the exercise of options which are exercisable within 60 days of March 20, 2002.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth all compensation received for services rendered to the Company and the Company's subsidiaries in all capacities during the last three fiscal years by (i) the Company's Chief Executive Officer and (ii) the Company's four (4) other Named Executive Officers:

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Annual Compensation		Awards of Options	All Other Compensation(1)
James T. Demetriades Founder, President & Chief Executive Officer	2001 2000 1999	$225,279 300,000 300,000	$89,500 235,000 184,500	$	— —	750,000 1,000,000 0	$	— —
Barry J. Plaga Senior Vice President, Finance and Chief Financial Officer	2001 2000 1999	235,000 214,167 30,286	83,438 93,125 —		— —	100,000 0 600,000		— —
Paul Hoffman President, Americas	2001 2000 1999	300,000 300,000 212,500	25,000 175,000 100,000		— —	0 0 1,350,000		— —
Kathleen M. Mitchell Senior Vice President, Marketing and Business Development	2001 2000 1999	250,000 270,000 158,045	49,688 153,438 37,500		— —	0 0 1,170,000		— —
Alex Demetriades Senior Vice President, Products	2001 2000 1999	250,000 175,000 100,000	72,000 55,750 8,400		— —	500,000 287,500 33,000		— —

(1)
Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

Option Grants in Fiscal Year 2001

        The following table sets forth information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2001.

		Individual Grants(1)
		% of Total Options Granted to Employees in Fiscal Year(2)				Potential Realizable Value at Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Options Granted		Exercise Price Per Share	Fair Value On Date Of Grant
					Expiration Date	0%	5%	10%
James T. Demetriades	750,000	9%	$5.70	$5.70	11/5/2011	—	$6,963,525	$11,088,249
Barry J. Plaga	100,000	1%	5.70	5.70	11/5/2011	—	928,470	1,478,433
Paul J. Hoffman	—	—	—	—	—	—	—	—
Kathleen M. Mitchell	—	—	—	—	—	—	—	—
Alex Demetriades	100,000	1%	3.34	3.34	10/18/2011	—	544,051	866,310
	150,000	2%	7.50	7.50	1/7/2011	—	1,832,506	2,917,960
	250,000	3%	14.00	14.00	4/17/2011	—	5,701,131	9,078,099

(1)
These options were granted pursuant to the Company's 1998 Stock Plan and are subject to the terms of such plan.

(2)
In 2001, we granted employees and consultants options to purchase an aggregate of 7,969,909 shares of common stock.

(3)
The gains shown are "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term as required by the rules promulgated by the Securities and Exchange Commission. These assumed annual compound rates of stock price appreciation do not represent our estimate or projection of future common stock prices.

Aggregate Option Exercises in Last Fiscal Year and
Fiscal Year-end Option Values

        The following table sets forth certain information concerning options exercised by the Named Executive Officers in fiscal 2001, and exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2001.

			Fiscal Year-End Options
			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
Name	Shares Acquired on Exercise	Value Realized(1)
			Vested	Unvested	Vested	Unvested
James T. Demetriades	—	$—	700,001	1,500,000	$3,793,508	$3,000,000
Barry J. Plaga	100,000	1,653,125	337,500	362,500	1,211,250	1,666,458
Paul J. Hoffman	145,502	1,379,315	787,497	562,504	1,280,753	4,516,907
Kathleen M. Mitchell	47,450	794,934	607,502	562,498	2,535,882	4,516,859
Alex Demetriades	34,280	87,425	114,876	735,124	243,031	1,909,547

(1)
Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2)
Based upon the closing price of the common stock on December 31, 2001 of $9.70 less the exercise price per share.

Compensation Arrangements

Report Regarding the Compensation of Executive Officers by the Board of Directors1

         The Compensation Committee of the Board of Directors, formed in July 1998, is comprised of Messrs. Lane, Ledger, Hassanein and Still. All such members are non-employee directors. The Compensation Committee, which held five meetings in 2001, reviews compensation levels of senior management and recommends salaries and other compensation paid to senior management to the Company's Board of Directors for approval.

1
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        Compensation Philosophy.    The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both short and long-term strategic Company goals, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and Company performance. A meaningful portion of each executive's total compensation is intended to be variable and to relate to and be contingent upon Company performance. The Company's compensation philosophy is that cash compensation must be competitive with other technology companies of comparable size in order to help motivate and retain existing staff and provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to remain with the Company to a degree that is critical to the Company's long-term success, while rewarding individuals for the Company's performance, to the extent it is reflected in the stock price of the Company.

        Components of Executive Compensation.    The two key components of the Company's senior management compensation program in fiscal 2001 were base salary and long-term incentives, represented by the Company's stock option program.

        Stock options are generally granted when a senior manager joins the Company and additional options may be granted from time-to-time thereafter. The options granted to each senior manager generally vest over a four (4) year period, although exceptions may be made when deemed necessary or appropriate. In addition to the stock option program, senior managers are eligible to participate in the Company's 2000 Employee Stock Purchase Plan. The Company intends to grant additional options to executive officers and other senior managers from time-to-time based on performance.

        The Company had a bonus program in 2001 in connection with its incentive and retention policies and its assessment of practices of comparable companies in the industry. The bonuses awarded to executive officers other than our Chief Executive Officer during fiscal 2001 were as follows: Barry Plaga, our Senior Vice President, Finance, and Chief Financial Officer was awarded $83,438; Paul Hoffman, our President, Americas was awarded $25,000; Kathleen Mitchell, our Senior Vice President, Marketing and Business Development was awarded $49,688; and Alex Demetriades, our Senior Vice President, Products was awarded $72,000.

        Other elements of executive compensation include participation in Company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan. Employees may defer up to 15% of their pre-tax salary subject to statutory limits. The Company matches annual contributions under the 401(k) plan up to an amount equal to 50% of the participant's elective contribution, up to 8% of compensation.

        Chief Executive Officer Compensation.    Mr. James Demetriades receives an annual base salary of $225,279. In addition, he is eligible for an annual bonus equal to 66.7 percent of his base salary upon attainment of performance goals determined by the Board of Directors pursuant to the advice of the Committee after consultation with Mr. Demetriades. For fiscal 2001, no performance goals were established and Mr. Demetriades was awarded a bonus of $89,500. In 2001, Mr. Demetriades was also granted an option to purchase 750,000 shares of the Company's common stock at an exercise price of $5.70 per share.

        Except as described above, the Company's Chief Executive Officer receives no other material compensation or benefits not provided to all executive officers.

        Ongoing Review.    The Compensation Committee will be evaluating the Company's compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock, make loans or provide other short-term or long-term compensation to senior managers, including executive officers.

        The Board of Directors and the Compensation Committee have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Company's stock plans will meet the requirements of being performance-based, the Compensation Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

Compensation Committee of the Board of Directors Salah M. Hassanein Raymond J. Lane Steven A. Ledger George J. Still

Compensation Committee Interlocks and Insider Participation

        As noted above, the Compensation Committee is comprised of four non-employee directors: Messrs. Lane, Ledger, Hassanein and Still. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of SeeBeyond serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of SeeBeyond's Board of Directors, nor has such interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On January 2, 2002, the Company provided James T. Demetriades, its President, Chief Executive Officer and significant stockholder, with a loan of $2.0 million pursuant to a promissory note with an annual interest rate of 8.5%. This promissory note is secured by shares of common stock of the Company held by Mr. Demetriades and was repayable to the Company on February 28, 2002. This loan was repaid in full on February 27, 2002. During 2001 the Company provided Mr. Demetriades with a similar $2.0 million loan. This loan was repaid in full on December 28, 2001.

        On August 15, 2001, the Company provided Kathleen Mitchell, its Senior Vice President, Marketing and Business Development, with a loan of $500,000 pursuant to a promissory note with an annual interest rate of 8.5%. This promissory note is secured by shares of common stock of the Company held by Ms. Mitchell and is repayable to the Company on February 15, 2002.

        During fiscal 2001, the Company recorded approximately $2.4 million in consulting fees payable to EDS. An affiliate of EDS, Mr. Abigail, is a member of our Board of Directors. EDS is also a stockholder of the Company. In May 2000, EDS purchased 1,200,000 shares in a private placement concurrent with the Company's initial public offering at $12.00 per share, the same per share price paid by investors in the public offering. The Company also issued a warrant to EDS in January 2000 to purchase 1,200,000 shares of its common stock. The warrant was fully vested and exercisable as of December 31, 2001. This warrant expires in July 2002, and has an exercise price of $6.67 per share.

        During fiscal 2001, the Company recorded approximately $883,000 payable to Accenture and its affiliated entities in consulting fees. Also during fiscal 2001, Accenture purchased software licenses from the Company for $625,000. An affiliate of Accenture, Mr. Wilson was a member of our Board of Directors until September 2001. Accenture is also a stockholder of the Company.

        The Company is a party to a lease for a building in Arcadia, California, half of which building is owned by the Demetriades Family Trust dated December 20, 1983, a majority interest of which is owned by Sterge Demetriades and his wife. Sterge Demetriades is the father of James T. Demetriades, the Company's President and Chief Executive Officer and Alex Demetriades, the Company's Senior Vice President, Products. The other half of the building is owned by another trust, The 150 E. Foothill Trust dated December 20, 1983, of which James T. Demetriades is one of the beneficiaries. During fiscal 2001, the Company paid rent in the amount of $56,000 under this lease. The lease expires in December 2004.

        At December 31, 2001, the Company had a receivable of $366,000 representing amounts due from James T. Demetriades, the Company's President and Chief Executive Officer, related to certain life insurance premiums paid on his behalf.

Report of the Audit Committee of the Board of Directors2

         The Audit Committee of the Board of Directors, formed in July 1998, is comprised of Messrs. Still, Ledger and Abigail. Each such member is a non-employee director, and is independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which was previously included in the 2000 proxy statement.

2
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent auditors' proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent auditors, and (5) recommend resolutions for any dispute between the Company's management and its independent auditors.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

        The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussion with Audit Committees") and the Audit Committee has discussed with Ernst & Young LLP the independence of the auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS George J. Still Steven A. Ledger George Abigail

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

        The following graph compares the total cumulative stockholder return on the Company's common stock with the cumulative total return of the Nasdaq National Market Index and the Dow Jones Technology, Software Index for the period from April 28, 2000 (based on the closing price of the company's stock on the date on which the Company's common stock began trading on the Nasdaq) through December 31, 2001. Total cumulative stockholder return assumes $100 invested at the beginning of the period in the common stock of the Company, the stocks represented in the Nasdaq National Market Index and the stocks represented in the Dow Jones Technology, Software Index, respectively and assumes reinvestment of dividends; the Company has paid no dividends on its common stock. The Dow Jones Technology Software Index is a modified capitalization weighted index of 118 stocks representing software and other technology companies. Historical stock price performance should not be relied upon as indicative of future stock price performance:

	SeeBeyond	Nasdaq Composite Index	Dow Jones Technology Software Index
4/28/00	$100	$100	$100
5/31/00	126	88	89
6/30/00	172	103	109
7/31/00	149	98	95
8/31/00	109	109	108
9/30/00	128	95	100
10/31/00	95	87	96
11/30/00	48	67	72
12/31/00	57	64	67
3/31/01	71	48	51
6/30/01	89	56	67
9/30/01	10	39	41
12/31/01	54	51	56

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and beneficial owners of greater than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the Company's review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2001 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholder were satisfied, except as follows: Mr. Alex Demetriades filings were untimely for the months of July, October and December 2001; Mr. Reed Henry's filing was untimely for the month of July 2001; Mr. Plaga's filing was untimely for the month of January 2001; Mr. Hassanein's filing was untimely for the month of March 2001; and Mr. Still's filing was untimely for the month of June 2001.

ANNUAL REPORT ON FORM 10-K

        A copy of the Company's annual report on Form 10-K for the year ended December 31, 2001 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations, SeeBeyond Technology Corporation, 100 Marine Parkway, Suite 500, Redwood City, California 94065.

OTHER MATTERS

        The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

THE BOARD OF DIRECTORS

Monrovia, California
April 9, 2002

SEEBEYOND TECHNOLOGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James T. Demetriades and Mark A. Brooks, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of SeeBeyond Technology Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Doubletree Hotel, 190 North Los Robles Avenue, Pasadena, California 91101, on May 16, 2002, at 10:00 a.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

THE DIRECTORS RECOMMEND A "FOR" VOTE ON EACH ITEM.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

        ^ FOLD AND DETACH HERE ^

You can now access your SeeBeyond account online.

Access your SeeBeyond shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC agent for SeeBeyond Technology Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

  •
  View account status

  •
  View certificate history

  •
  View book-entry information

  •
  View payment history for dividends

  •
  Make address changes

  •
  Obtain a duplicate 1099 tax form

  •
  Establish/change your PIN

  Visit us on the web at http://www.mellon-investor.com
  and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.
Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.
• SSN
• PIN
• Then click on the Establish PIN button
Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access
You are now ready to log in. To access your account please enter your:
• SSN
• PIN
• Then click on the Submit button
If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.
• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example ☒
1.	Proposal to elect the following nominees as members of our board of directors:	FOR nominees listed below (except as indicated) ☐	WITHHOLD authority to vote for the nominees listed below ☐
(Instruction: If you wish to withhold authority to vote for any individual nominee, strike a line through such nominee's name above.)
Nominees:	01	Salah Hassanein
	02	George Abigail
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the 2002 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	In their discretion, the proxies are authorized to vote upon such other matters(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.
	I plan to attend the Meeting:	YES ☐	NO ☐

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR ELECTION AS DIRECTORS, AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2002.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
Signature:	Dated:	Signature:	Dated:

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

^ Detach here from proxy voting card ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/sbyn		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to voice your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions on the enclosed instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCK OWNERSHIP
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants in Fiscal Year 2001
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS
SEEBEYOND TECHNOLOGY CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS